[Certain portions of this exhibit have been redacted as they are both not material and are of the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.]

AMENDMENT NO. 8

TO

OPTION AGREEMENT FOR

SECOND AND SEPARATE LEASE OF REAL ESTATE PROPERTY

BETWEEN

GREENBRIAR CAPITAL (US) LLC

AND

AG & FM FARMS, LLC

(Formerly DR. JOSE ARTURO ACOSTA AND HIS WIFE DENISA FRANCO MOLINI)

This Amendment No. 8 to the Second and Separate Option Agreement for Lease of Real Estate Property (the "Amendment No. 8") is made effective as of January 1, 2026, (the "Amendment No. 8 Effective Date"), by and between AG & FM FARMS, LLC, a Limited Liability Company duly organized under the laws of the Commonwealth of Puerto Rico, (formerly Dr. JOSE ARTURO ACOSTA GREGORY AND HIS WIFE DENISA FRANCO MOLINI who assigned their rights, title, interests and obligations in the Second and Separate Option Agreement for Lease of Real Estate Property to AG & FM Farms, LLC under an assignment agreement approved by all parties thereto (the "Former Owners")), with AG & FM Farms, LLC represented here by JOSE ARTURO ACOSTA, of legal age, married, property owner, resident of Mayaguez, Puerto Rico, who represents to have been duly authorized to execute and deliver this Amendment No. 8 which authority, or ratification thereof, he shall establish whenever necessary (the "Owner"), and GREENBRIAR CAPITAL (US) LLC, a limited liability company organized in accordance with the laws of Delaware, USA, and a wholly owned subsidiary of GREENBRIAR SUSTAINABLE LIVING INC (formerly, Greenbriar Capital Corp) (collectively "GREENBIAR"), duly represented by the President of Greenbriar Sustainable Living Inc., MR. CLIFF M. WEBB (the "Tenant"), with reference to the following facts.  Owner and Tenant are sometimes referred to herein individually as a "Party" and together as the "Parties."

RECITALS

A. Former Owners and Tenant entered into a certain Second and Separate Lease Option Agreement for Lease of Real Estate Property dated as of November 22, 2013, and effective as of December 1, 2013, and as modified by Amendments 1 through 7 (the "Amendments") (collectively, including the Amendments, the "Second and Separate Montalva Lease Option Agreement", or the "Agreement"), to lease certain real estate properties consisting of two parcels of property identified as CRIM Tax ID (Catastro) Number 406-000-008-22-000 and shown on the Montalva Solar Farm Parcel Map ( included here as Exhibit I) as Parcel No. 3 and the property identified as CRIM Tax ID (Catastro) Number 406-000-008-23-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 4, with Parcels No. 3 and No. 4 subject to the conclusion of a successful negotiation of an extension agreement as discussed in Recital C, (collectively hereinafter the "Properties").

B. An agreement to assign the Former Owners' rights, title, interests and obligations, as such rights, title, interests and obligations are set forth in a certain Second and Separate Lease Option Agreement for Lease of Real Estate Property and Amendments thereto, to AG & FM FARMS, LLC (the "Assignee"), a newly formed Limited Liability Company duly organized under the laws of the Commonwealth of Puerto Rico was made and entered into effective as of September 15, 2021, by and between the Former Owners (collectively, the "Assignors") and Tenant.

C. In regard to the Properties, the Owner has an irrevocable and exclusive option to purchase the Properties in accordance with a land purchase option agreement dated as of November 22, 2013, and effective as of December 1, 2013, between the Owner and ALBERTO RAMIREZ TIO (the "Landowner"), and as further amended and restated on May 1, 2020, and further extended in accordance with Amendment No. 6 thereto to December 31, 2026 (collectively including all amendments, the "Parcels No. 3 and 4 Land Purchase Option Agreement").

D. In accordance with the Second and Separate Lease Option Agreement, and Amendments thereto, Owner has agreed to provide Tenant with an irrevocable and exclusive option to lease all or part of the Properties to develop, construct and operate thereon a solar energy park known as the Montalva Solar Farm and Energy Storage Project, consisting of, but not limited to, solar panels, inverters, transformers, racking equipment, substations, access roads, fencing, underground and overhead electrical utilities and collection systems, transmission and communication lines, metering, measurement devices, energy storage, batteries, power conditioning equipment and other equipment and facilities for the operation of a solar electrical generation and energy storage project (collectively the "Montalva Solar Farm") with the Tenant agreeing to timely pay and reimburse the Owner for all of Owner's costs, expenses and purchase option payments due and required to be paid by Owner to the Landowner under the Parcels No. 3 and 4 Land Purchase Option Agreement (the "Purchase Option Payments") with no additional payments due from Tenant, other than as set forth in Recital E (the "Past Due Reimbursements"), for reimbursements of Purchase Option Payments previously made by Owner, including late fee penalties, not reimbursed by Tenant, and for any late fees, if any during the Lease Option Term, charged by Landowner for any late payments by Tenant during the lease option term, in accordance with the terms for such late fees as set forth in this Agreement.

E. Further to the terms of this Amendment No. 8, as of Amendment No. 8 Effective Date, Owner and Tenant agree that Tenant owes Owner FOUR THOUSAND FIVE HUNDRED DOLLARS ($4,500) for unpaid reimbursement of  Purchase Option Payments made by Owner and not reimbursed by Tenant, including agreed late fee penalties, and that there are no other outstanding payments or debts owed by either Party to the other Party under this Agreement.

F. Owner desire to grant, and Tenant desires to continue to accept, an irrevocable and exclusive option to lease the Properties together with an easement on, over, under and across the Properties for the purpose of locating, constructing and operating the Montalva Solar Farm.

G. In recognition of the delays caused by the outbreak of the coronavirus known as COVID-19 and the continuing delays being experienced with the Puerto Rico Electric Power Authority ("PREPA") delaying the authorization for the construction of new solar energy generating facilities in Puerto Rico, the lengthy and complex bankruptcy proceeding dealing with PREPA's debts, the reorganization of PREPA under PROMESA Title III, and the recovery from the damage of hurricane Maria and the COVID pandemic; the Parties herewith and herein desire to further extending the Lease Option Term of the Second and Separate Montalva Lease Option Agreement pursuant to the terms of this Amendment No. 8 to December 31, 2026.

H. Further to the terms of this Amendment No. 8, as of the Amendment No. 8 Effective Date, Owner and Tenant agree that there are no outstanding payments or debts owed by either Party to the other Party other than are delineated in Recital E.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree and amend the Second and Separate Montalva Lease Option Agreement together with all prior amendments and assignments as follows:

1. Capitalized Terms and Dollar Amounts:  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Second and Separate Montalva Lease Option Agreement and any amendments thereto.  All dollar amounts referenced in this Agreement are US dollars.

2. Amendment:  The Parties hereby agree to amend the Second and Separate Montalva Lease Option Agreement as set forth herein.

3. Option Payments: As of the Amendment No. 8 Effective Date, Tenant agrees to pay Owner, when due, the Purchase Option Payments as set forth in Recital D and the Past Due Reimbursements as set forth in Recital E, including reimbursement of any late fees or past due Purchase Option Payments not paid and charged by the Landowner under the Parcels No. 3 and 4 Land Purchase Option Agreement caused solely by any late payment by Tenant to Owner of the Purchase Option Payments when due, and Owner agrees to accept these payments as payment-in-full for the Purchase Option Payments and further agrees to make timely payments to the Landowner under the Parcels No. 3 and 4 Land Purchase Option Agreement following payments by Tenant.

4. Past Due Reimbursements: Within thirty (30) days of the execution of this Amendment by Owner and successful extension of the term of the Parcels No. 3 and 4 Land Purchase Option Agreement as set forth in Article 5, Tenant shall pay Owner the Past Due Reimbursements as set forth in Recital E.

5. Extension of the Lease Option Term:  In exchange for Tenant agreeing to make the Purchase Option Payments as set forth in Article 3 and the Past Due Reimbursements in Article 4, Owner agrees to extend the Second and Separate Montalva Lease Option Agreement Option Term and termination date to December 31, 2026 (the "Lease Option Term").  Tenant recognizes that Owner may need to extend the term of the Parcels No. 3 and 4 Land Purchase Option Agreement during the Lease Option Term and Owner shall make all reasonable efforts to extend the Parcels No. 3 and 4 Land Purchase Option Agreement in a timely manner.  Owner shall keep Tenant informed as to the status of the Parcels No. 3 and 4 Land Purchase Option Agreement.  Owner and Tenant shall work together as needed and Tenant recognizes that Owner may not be successful in extending the Parcels No. 3 and 4 Land Purchase Option Agreement in which case Tenant acknowledges that the Owner would not be able to fulfill its obligations to lease some, or all, of the Properties to the Tenant and no payments shall be due Owner by Tenant.

6. Forgiveness of any Prior Amounts:  Further, in exchange for Tenant agreeing to make the Purchase Option Payments and the Past Due Reimbursements, including any reimbursement of any late fees assessed as set forth in Article 3, Owner agrees to accept these payments as payment-in-full for (i) any and all, if any, unpaid and outstanding Purchase Option Payments or Past Due Reimbursements due from Tenant to Owner as of the Amendment No. 8 Effective Date and (ii) for any and all, if any, accumulated and unpaid late fees due Owner; with no additional Purchase Option Payments or late fees due from Tenant other than as agreed in this Amendment No. 8.

7. Good Standing:  Subject to the terms and conditions of this Amendment No. 8, and Tenant making the payments as set forth in Article 3 and 4, the Parties agree that the Second and Separate Montalva Lease Option Agreement including all amendments, riders and exhibits thereto are ratified and confirmed in each and every respect and are agreed, together with Amendment Nos. 1 through 7 and hereby, to be in good standing and shall remain in full force and effect in accordance with the provisions stated herein.

8. Termination Rights:  If for any reason Tenant does not make the payments set forth in Article 3 or 4, Owner at its discretion and option may terminate the Second and Separate Montalva Lease Option Agreement by giving thirty (30) days' written notice to Tenant of an event of default thereto.  Such notice if given shall be provided to Tenant and Greenbriar deposited in overnight mail or delivery service with signature delivery addressed to Greenbriar to the attention of Jeff Ciachurski at 9 Landport, Newport Beach, California 92660 and shall "additionally" be emailed to Jeff Ciachurski at both [REDACTED] and westernwind@shaw.ca and to Cliff Webb at [REDACTED].  Tenant shall have thirty (30) business days from such notice to cure the default without penalty except for any late fees that may be assessed and due in accordance with Article 3.

9. Exercise of Option, Offset Amounts and Credits:  If Tenant exercise its option to lease the Properties, or any portion thereof, under the Second and Separate Montalva Lease Option Agreement, then any and all Purchase Option Payments or Past Due Reimbursements made in accordance with this Second and Separate Montalva Lease Option Agreement and Amendments by Tenant which "qualify" for offset of the land purchase price at closing under the Parcels No. 3 and 4 Land Purchase Option Agreement, together with any and all qualifying offset payments made in accordance with this Amendment No. 8, shall be applied as an offset and reduction of the Annual Rent payments as such payments and offset provisions are set forth in the Second and Separate Montalva Lease Option Agreement.  Any payment of late fees under Article 3 shall not apply as offset and reduction of the Annual Rent.  If subsequent to this Amendment, either Party's records indicate a discrepancy or errors in the record of Purchase Option Payments made by Tenant which payments are applicable to offset, then the Parties shall work in good faith to adjust and correct said records.

10. Compliance with Obligations:  As amended and agreed hereby under this Amendment No. 8, each Party has complied in all material respects with its obligations under the Second and Separate Montalva Lease Option Agreement with the acknowledgement that certain payments and late fees due Owner from Tenant in prior periods were not, or possibly not, made and Owner agrees to accept the payments from Tenant as set forth in Article 3 and 4, and going forward, as payment-in-full for all prior amounts.  There shall be no other obligation of payments due Owner by Tenant except as set forth in this Amendment No. 8 and Article 3 and 4.

11. References to Agreement:  All references in the Second and Separate Montalva Lease Option Agreement, amendments thereto and this Amendment No. 8 (collectively the "Agreement") shall be deemed to refer to the Second and Separate Montalva Lease Option Agreement as amended in accordance with Amendment Nos. 1 through 7 and hereby.

12. Interpreted under the Laws of Puerto Rico:  The Agreement will be interpreted in accordance with the laws of Puerto Rico and as governed by them.

13. Litigation:  The Parties agree to submit themselves to the exclusive jurisdiction of the Courts of the Commonwealth of Puerto Rico in the event of any litigation related to the Agreement or this Amendment No. 8.  In the event of such litigation, all legal costs, fees and expenses of both parties shall be paid by the losing party.

14. Formal Agreements:  The Owner acknowledges that Tenant may be required by financial lenders or financial partners to execute more formal agreements and will cooperate with Tenant to promptly enter into more formal agreements in a timely manner as may be requested by Tenant.  Any such new formal agreements shall contain all of the rights, obligations and financial terms of the Agreement, this Amendment No. 8 and Amendments 1 through 7 as applicable, unless agreed otherwise upon mutually agreement of the Parties.

15. Entire Understanding:  This Amendment No. 8 taken together with the Second and Separate Montalva Lease Option Agreement and Amendments No. 1 through 7 constitutes the entire understanding between the Parties with respect to the subject matter hereof, and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the Parties relating to the subject matter contained herein not embodied in this Amendment No. 8 shall be of any force or effect.

16. Modifications:  This Amendment No. 8 shall not be modified in any respect, except in a writing executed by both Parties.

17. Invalid Provisions:  If any provision of this Amendment No. 8 is held to be invalid or unenforceable, such provisions will not affect in any respect the validity or enforceability of the remainder of this Amendment No. 8 or the Second and Separate Montalva Lease Option Agreement together with Amendments Nos. 1 through 7.  If practicable, the Parties shall substitute for any invalid provision, a valid provision that most closely approximates the economic effect and intent of the invalid provision.

18. Execution:  This Amendment No. 8 may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.  The Parties further agree that each page shall be appropriately initialed and dated by the signing party, although failure to initial and date each page, or date the signing of the Agreement, shall not invalid this Amendment.  This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all the Parties hereto.  Signatures may be exchanged by courier, overnight delivery, mail, fax or email (the "Facsimile Signature(s)").  Upon a request by a Party, original signatures including original initialed and dated pages shall be promptly forwarded by Priority US Mail or overnight delivery to addresses provided by each requesting Party.  Each Party to this Amendment agrees that it will be bound by its own Facsimile Signature and that it accepts the Facsimile Signatures of the other Party to this Amendment No. 8.

 IN WITNESS WHEREOF, Tenant and Owner have executed this Amendment No. 8 on the date set forth below their respective names and effective as of the date first written (the Amendment No. 8 Effective Date).

TENANT:		OWNER:

By:	/s/ Cliff M. Webb	By:	/s/ Jose Arturo Acosta
	CLIFF M. WEBB, PRESIDENT GREENBRIAR SUSTAINABLE LIVING INC On Behalf of: GREENBRIAR CAPITAL (US) LLC		AG & FM FARMS, LLC by its Duly Authorized Representative, JOSE ARTURO ACOSTA

Date:	April 29, 2026	Date:	April 29, 2026

EXHIBIT I

MONTALVA SOLAR FARM PARCEL MAP

Montalva Solar Farm

12
11
1
North
5
6
LAJAS
MUNICIPALITY
10
1
7
9
3
4
8
2
HWY 116
ENSENADA
GUANICA
MUNICIPALITY
Leyenda
Montalva Solar Farm
municipios

Parcel #	CRIM Catastro Tax Parcel Number	Parcel Size (Cuerdas)
1- North	406-000-003-42	131.63
1 - South	406-000-003-42	244.83
2	428-000-004-01	454.68
3	406-000-008-22	89.50
4	406-000-008-23	97.70
5	406-000-003-05	45.80
6	406-000-003-35	46.80
7	406-000-003-07	40.06
8	406-000-008-03	59.64
9	406-000-007-25	115.01
10	406-000-002-07	80.51
11	406-000-002-07	193.52
12	406-000-002-25	198.98
		1,799

intuitive

0 195390 780 1,170 1,560 Meters

Area del Proyecto y Parcelas (Area del Proyecto 900.5 cds.)

Scale: 1:25,000

N